Exhibit 99.2

November 5, 2014

The Board of Directors of Sphere 3D Corporation

240 Matheson Blvd. East

Mississauga, Ontario, Canada

L4Z 1X1

Re: Amendment No. 4 to the Registration Statement on Form F-4 of Sphere 3D Corporation (the “Registration Statement”)

Dear Sirs,

Reference is made to our opinion letter, dated May 15, 2014, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, no par value (the “Shares”) of Sphere 3D Corporation (the “Company”), in their capacity as such, of the exchange ratio of 0.510594 Shares, subject to adjustment, no par value per share, of the Company to be paid for each Overland Storage Inc. (“Overland Storage”) share pursuant to the Agreement and Plan of Merger, dated as of May 15, 2014, by and among the Company, S3D Acquisition Company, a California corporation and wholly-owned subsidiary of the Company and Overland Storage.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company and the Special Committee thereof in connection with their consideration of the transaction contemplated therein and is not to be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the summaries of our fairness opinion and other reports provided by us in the Registration Statement including in the section “Background to the Merger” and “Opinion of Cormark, the Financial Advisor to the Board of Directors of Sphere 3D Corporation” and to the inclusion of the foregoing opinion and report as Annex E and Annex F to the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

CORMARK SECURITIES INC.